Exhibit 99.2
FOR IMMEDIATE RELEASE
Contacts:
Karen VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. ANNOUNCES TWO NEW DIRECTORS

Trevor D’Souza and Andrew C. Stephens join MakeMusic Board
MINNEAPOLIS, March 3, 2010 – MakeMusic, Inc. (NASDAQ: MMUS) announced today that Trevor D’Souza and Andrew C. Stephens have joined the MakeMusic board of directors.
Mr. D’Souza currently serves as managing director of Mason Wells, where he is responsible for managing the venture investment activities of the firm. Through his role with Mason Wells, Mr. D’Souza has served as a chairman and director of NameProtect Inc. and Teramedica, Inc. and has served as a director of OpGen, Inc., Zystor Therapeutics, Inc., and Deltanoid Pharmaceuticals Inc. Prior to joining Mason Wells, Mr. D’Souza served as President and CEO of Pharmasoft North America, Inc. and as Program Manager for Booz-Allen & Hamilton. Mr. D’Souza earned a Masters Degree in Business Administration from George Washington University.
Mr. Stephens is a partner and Managing Director of Artisan Partners, LP, an investment management firm. Mr. Stephens is responsible for the firm’s U.S. growth strategies. Prior to joining Artisan Partners, Mr. Stephens was co-manager of the Strong Asset Allocation Fund at Strong Capital Management. In addition, Mr. Stephens was a Senior Research Analyst for the Strong Common Stock Fund and the Strong Opportunity Fund. He began his career at Strong Capital Management. Mr. Stephens holds a Bachelor of Science degree from the University of Wisconsin–Madison. Mr. Stephens also manages the voting and investment decisions for LaunchEquity Acquisition Partners, LLC – Designated Series Education Partners, a holder of approximately 29% of the Company’s outstanding common stock. These appointments were
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made in connection with the execution of an agreement with LaunchEquity and certain of its affiliates regarding its representation on the Company’s board of directors.
About MakeMusic, Inc.
MakeMusic®, Inc., a Minnesota corporation, is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software. It has transformed the process by which composers, arrangers, musicians, teachers, students and publishers create, edit, audition, print and publish musical scores. Additionally, MakeMusic is the creator of SmartMusic®, the complete practice tool for band, orchestra and voice and the SmartMusic GradebookTM, the web-based student grading and records management system. Further information about the company can be found at www.makemusic.com.
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